Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Fiscal 2022 results
Record Annual Revenue of $388M, End of Quarter ARR of Over $94M
Full Year EPS of $0.54, Adjusted EPS of $1.66
(Minneapolis, MN, November 10, 2022) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fourth fiscal quarter ended September 30, 2022.

Fourth Fiscal Quarter 2022 Results Compared to Fourth Fiscal Quarter 2021 Results1

•Revenue was $106 million, an increase of 34%.

•Gross profit margin was 55.8% versus 53.9%. Gross profit margin excluding amortization was 57.0% compared to 55.4%.

•Net income per diluted share was $0.31 from $0.13, an increase of 138%.

•Adjusted EPS was $0.45 per diluted share, an increase of 80%.

•Adjusted EBITDA was $22 million, an increase of 82%.

•Annualized Recurring Revenue (ARR) was over $94 million at quarter end, an increase of 149%.

Full Year Fiscal 2022 Results Compared to Full Year Fiscal 2021 Results1

•Revenue was $388 million, an increase of 26%.

•Gross profit margin was 55.7% versus 54.0%. Gross profit margin excluding amortization was 57.1% compared to 55.5%.

•Net income per diluted share was $0.54 from $0.31, an increase of 74%.

•Adjusted EPS was $1.66 per diluted share, an increase of 54%.

•Adjusted EBITDA was $79 million , an increase of 65%.

1 Fourth Fiscal Quarter 2022 and Full Year Fiscal 2022 results include the results of Ventus, which was acquired during our first fiscal quarter of 2022.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“The Digi team delivered a remarkable fiscal year for the company,” said Ron Konezny, President and Chief Executive Officer. “We set new records for revenue, ARR, Adjusted EBITDA and Adjusted EPS throughout the year. We hit the first of our “100” goals with consecutive $100 million revenue quarters. We remain committed to our remaining goals of $100 million in ARR and $100 million in annualized Adjusted EBITDA. I’m so proud of our teammates for their resilience, determination and customer focus in the face of dynamically challenging business conditions.”

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
Segment Results
IoT Product & Services
The segment's fourth fiscal quarter 2022 revenues of $81 million increased 15% from the same period in the prior fiscal year. This increase is attributable primarily to revenue growth from our OEM and console server business units. ARR as of the end of the fourth fiscal quarter was over $14 million. Gross profit margin was flat year over year at 53.7% of revenues for the fourth fiscal quarter of 2022, due to product and customer mix, as well as, overcoming supply chain and inflationary challenges.

Full fiscal 2022 revenues of $298 million were a record for this segment, increasing 13% from the prior fiscal year. This increase is attributable primarily to revenue from our console server and cellular products. Gross profit margin decreased 90 basis points to 53.8% of revenues for full fiscal 2021, due to product and customer mix, as well as, supply chain and inflationary challenges.
IoT Solutions
The segment's fourth fiscal quarter 2022 revenues of $25 million increased 173% from the same period in the prior fiscal year. This increase was primarily driven by Ventus. ARR as of the end of the fourth fiscal quarter was $80 million. Gross profit margin increased 710 basis points to 62.7%, due to growth of subscription revenue in the fourth quarter of fiscal year 2022. This also demonstrates the value of our high margin recurring revenue business model.
Full fiscal 2022 revenues of $91 million increased 104% from the prior fiscal year. This increase primarily was driven by Ventus. Gross profit margin increased 1,210 basis points to 62.0% as a result of a greater mix of recurring revenue compared to the prior fiscal year.
First Fiscal Quarter and Fiscal 2023 Guidance
With consideration to the supply chain and the other challenging macro conditions, we are providing the following guidance for our first quarter of fiscal 2023:
Revenues are estimated to be $101 million to $105 million, or 20% to 25% growth year over year. We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty items including but not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results. Adjusted EBITDA is estimated to be $20.2 million to $21.7 million. Adjusted EPS is anticipated to be $0.41 to $0.44 per diluted share, assuming a weighted average diluted share count of 36.7 million shares.
For our fiscal year of 2023, we believe our projected revenue growth of 10% reflects continued supply chain constraints, with risks on macro economic conditions globally. Our projected revenue growth is not indicative of the demand we are seeing, but rather is continued to be constrained by tight supply chain challenges across the globe. We expect our ARR and Adjusted EBITDA to grow faster than our revenue growth.
Fourth Fiscal Quarter 2022 Conference Call Details
As announced on October 10, 2022, Digi will discuss its fourth fiscal quarter and full year 2022 results on a conference call on Thursday, November 10, 2022, before market open, at 10:00 a.m. ET (9:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BIa782af9ec94d4a43bc236e081a39b72f. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/x6hizwix.
A replay will be available within approximately two hours after the completion of the call. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release, as well as a shareholder letter and supplemental investor presentation relating to our third fiscal quarter results can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing supply chain and transportation challenges impacting businesses globally, the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to ongoing inflationary pressures as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions, risks arising from the present war in Ukraine, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions such as our recently completed acquisition of Ventus, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2021 and other subsequent filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively,

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2022	2021	2022	2021
Revenue	$105,738	$79,106	$388,225	$308,632
Cost of sales	46,743	36,480	171,939	141,975
Gross profit	58,995	42,626	216,286	166,657
Operating expenses:
Sales and marketing	19,041	15,638	70,366	61,909
Research and development	13,899	11,801	55,098	46,623
General and administrative	15,311	11,901	58,527	40,830
Change in fair value of contingent consideration	(6,200)	—	(6,200)	5,772
Restructuring charge	61	—	275	995
Operating expenses	42,112	39,340	178,066	156,129
Operating income	16,883	3,286	38,220	10,528
Other expense, net	(4,876)	(285)	(19,592)	(1,529)
Income before income taxes	12,007	3,001	18,628	8,999
Income tax expense (benefit)	784	(1,587)	(755)	(1,367)
Net income	$11,223	$4,588	$19,383	$10,366

Net income per common share:
Basic	$0.32	$0.13	$0.55	$0.32
Diluted	$0.31	$0.13	$0.54	$0.31
Weighted average common shares:
Basic	35,378	34,161	35,031	32,111
Diluted	36,455	35,421	35,995	33,394

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$34,900	$152,432
Accounts receivable, net	50,450	43,738
Inventories	73,223	43,921
Income taxes receivable	3,764	2,698
Other current assets	3,871	3,869
Total current assets	166,208	246,658
Non-current assets	687,687	372,873
Total assets	$853,895	$619,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$—
Accounts payable	32,373	22,586
Other current liabilities	48,611	36,355
Total current liabilities	96,507	58,941
Non-current liabilities	255,875	88,073
Total liabilities	352,382	147,014
Total stockholders’ equity	501,513	472,517
Total liabilities and stockholders’ equity	$853,895	$619,531

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2022	2021
Net cash provided by operating activities	$37,740	$57,723
Net cash used in investing activities	(349,528)	(21,365)
Net cash provided by financing activities	192,782	62,242
Effect of exchange rate changes on cash and cash equivalents	1,474	(297)
Net (decrease) increase in cash and cash equivalents	(117,532)	98,303
Cash and cash equivalents, beginning of period	152,432	54,129
Cash and cash equivalents, end of period	$34,900	$152,432

Digi International Reports Fourth Fiscal Quarter and Full Year 2022 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Year ended September 30,
	2022		2021		2022		2021
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$105,738	100.0%	$79,106	100.0%	$388,225	100.0%	$308,632	100.0%

Net income	$11,223		$4,588		$19,383		$10,366
Interest expense, net	5,033		371		19,690		1,385
Income tax expense (benefit)	784		(1,587)		(755)		(1,367)
Depreciation and amortization	8,446		5,677		33,839		20,877
Stock-based compensation	2,176		1,804		8,578		8,135
Changes in fair value of contingent consideration	(6,200)		—		(6,200)		5,772
Restructuring charge	61		—		275		995
Acquisition expense	349		1,161		4,605		2,098
Adjusted EBITDA(1)	$21,872	20.7%	$12,014	15.2%	$79,415	20.5%	$48,261	15.6%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2022		2021		2022		2021
Net income and net income per diluted share	$11,223	$0.31	$4,588	$0.13	$19,383	$0.54	$10,366	$0.31
Amortization	6,795	0.19	4,545	0.13	27,195	0.76	16,534	0.50
Stock-based compensation	2,176	0.06	1,804	0.05	8,578	0.24	8,135	0.24
Other non-operating income	(157)	—	(85)	—	(98)	—	144	—
Acquisition expense	349	0.01	1,161	0.03	4,605	0.13	2,098	0.06
Changes in fair value of contingent consideration	(6,200)	(0.17)	—	—	(6,200)	(0.17)	5,772	0.17
Restructuring charge	61	—	—	—	275	0.01	995	0.03
Interest expense, net	5,033	0.13	376	0.01	19,690	0.54	1,404	0.04
Tax effect from the above adjustments (1)	(1,638)	(0.05)	(2,133)	(0.06)	(9,901)	(0.28)	(6,627)	(0.20)
Discrete tax benefits (2)	(1,187)	(0.03)	(1,398)	(0.04)	(3,933)	(0.11)	(2,674)	(0.07)
Adjusted net income and adjusted net income per diluted share (3)	$16,455	$0.45	$8,858	$0.25	$59,594	$1.66	$36,147	$1.08
Diluted weighted average common shares		36,455		35,421		35,995		33,394
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2022 and 2021 based on adjusted net income.
(2)For the three months and years ended September 30, 2022 and 2021 discrete tax benefits primarily are a result of excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.